Exhibit 99.2

Tenet Announces Pricing of Private Offering of
Senior Notes

DALLAS — June 11, 2014 — Tenet Healthcare Corporation (NYSE: THC) established today the pricing of the previously announced private offering of senior notes maturing in 2019 (the “notes”).  The notes are being offered as a reopening of Tenet’s 5.00% Senior Notes due 2019 issued on March 10, 2014.  A total of $500 million aggregate principal amount of notes, which will bear interest at a rate of 5.00% per annum, will be issued at a premium of 101.50%.

The notes will be Tenet’s general unsecured senior obligations and will be subordinated to all of Tenet’s existing and future senior secured obligations to the extent of the value of the collateral securing Tenet’s senior secured obligations, and will be structurally subordinated to all obligations and liabilities of Tenet’s subsidiaries.

The proceeds from the offering will be used to redeem Tenet’s 9.25% Senior Notes due 2015 and to pay related transaction fees and expenses.

The notes being offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.  As a result, they may not be offered or sold in the United States or to any U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Tenet

Tenet Healthcare Corporation, a leading healthcare services company, through its subsidiaries operates 78 hospitals, 189 outpatient centers and Conifer Health Solutions, a leader in business process solutions for healthcare providers serving more than 700 hospital and other clients nationwide. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

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Media: Steven Campanini (469) 893-2640	Investors: Thomas Rice (469) 893-2522
Steven.Campanini@tenethealth.com	Thomas.Rice@tenethealth.com

This release contains “forward-looking statements” — that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2013, and in our quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission. The information contained in this release is as of the date hereof. The Company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

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